Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Relations: Kelly Ladyga, (303) 404-1862, kladyga@vailresorts.com
Michael Barkin Appointed Executive Vice President and Chief Financial Officer
BROOMFIELD, Colo. - March 11, 2013 - Vail Resorts (NYSE:MTN) today announced the appointment of Michael Barkin to the role of executive vice president and chief financial officer of the Company, effective April 8, 2013. Mr. Barkin joined the Company on July 30, 2012 as vice president of strategy and development. Mr. Barkin will lead the Company's finance and accounting organization, overseeing financial planning and analysis, financial reporting, treasury, tax, procurement, internal audit and investor relations. In addition, he will continue to lead the Company's strategic development efforts and will have oversight for the Company's real estate division.
“We are pleased to have someone with Michael's broad-based business experience, analytic acumen and financial skills join the Company's executive leadership team,” said Rob Katz, chairman and chief executive officer of the Company. “Michael has already had a critical impact on the Company's strategic development activities and I am confident that under his leadership, we will continue our strong track record in our financial and accounting efforts.”
Prior to joining Vail Resorts, Mr. Barkin was a principal at KRG Capital Partners, where he was a member of the investment team since 2006. In that capacity he was responsible for managing new acquisitions and had portfolio company oversight across multiple sectors. Prior to KRG, he worked at Bain Capital Partners and Bain & Company. Mr. Barkin holds an economics degree from Williams College and a master of business administration from the Stanford Graduate School of Business. Mr. Barkin is a Colorado native and lifelong skier.
About Vail Resorts, Inc. (NYSE: MTN)
Vail Resorts, Inc., through its subsidiaries, is the leading mountain resort operator in the United States. The Company's subsidiaries operate the mountain resorts of Vail, Beaver Creek, Breckenridge and Keystone in Colorado; Heavenly, Northstar and Kirkwood in the Lake Tahoe area of California and Nevada; Afton Alps in Minnesota and Mt. Brighton in Michigan; and the Grand Teton Lodge Company in Jackson Hole, Wyoming. The Company's subsidiary, RockResorts, a luxury resort hotel company, manages casually elegant properties. Vail Resorts Development Company is the real estate planning, development and construction subsidiary of Vail Resorts, Inc. Vail Resorts is a publicly held company traded on the New York Stock Exchange (NYSE: MTN). The Vail Resorts company website is www.vailresorts.com and consumer website is www.snow.com.
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